EXHIBIT 5.1

Perkins Coie LLP
1120 NW Couch Ave, 10th floor
Portland, OR  97209
PHONE:  503-727-2000
FAX:  503-727-2222
www.perkinscoie.com

August 17, 2011

CAI International, Inc.
1 Market Plaza, Suite 900
San Francisco, California 94105

Re:	Registration Statement on Form S-8 of Shares of Common Stock,
$0.0001 par value, of CAI International, Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 300,000 shares of common stock, $0.0001 par value, of the Company (the “Shares”), which may be issued pursuant to the Company's 2007 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.  In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP